SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

       Preliminary proxy statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       Definitive proxy statement

       Definitive additional materials

       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Guidant Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

111 Monument Circle, 29th Floor

Indianapolis, Indiana 46204-5129

March 21, 2002

Dear Shareholder:

      I am pleased to invite you to attend the 2002 Annual Meeting of Shareholders of Guidant Corporation on Monday, May 20, 2002. The meeting will be held at the Indiana Historical Society, 450 West Ohio Street, Indianapolis, Indiana, at 1:30 p.m. (Indianapolis time). Please complete and return the enclosed Request for Admittance Card as soon as possible if you plan to attend the meeting. An Admittance Card will be sent to shareholders who return the reply card.

      The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the business we will consider at the meeting. We also plan to review the status of Guidant’s business at the meeting. Your vote is very important. Please read the Proxy Statement and vote your shares. I urge you to vote by mail, telephone or Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.

      Thank you for your support of and continued interest in Guidant. I look forward to seeing you at the meeting in Indianapolis.

RONALD W. DOLLENS
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	3
QUESTIONS AND ANSWERS	4
ITEM 1: ELECTION OF DIRECTORS	6
Board Structure and Elections	6
Director Biographies	6
The Board and Its Committees	10
Director Compensation	11
ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	11
COMMON STOCK OWNERSHIP	12
Directors’ and Executive Officers’ Ownership of Guidant Common Stock	12
Principal Holders of Guidant Common Stock	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Performance Graph	14
EXECUTIVE COMPENSATION	15
Compensation Tables	15
Retirement Plans	17
Change-in-Control Severance Pay Plan	17
Transaction with Executive Officer	18
Management Development and Compensation Committee Report	18
AUDIT MATTERS	21
Audit Committee Report	21
Ernst & Young Fees	21
OTHER MATTERS	22

GUIDANT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2002

       The Annual Meeting of Shareholders of Guidant Corporation will be held at the Indiana Historical Society, 450 West Ohio, Indianapolis, Indiana, on Monday, May 20, 2002, at 1:30 p.m. (Indianapolis time), for the following purposes:

1.	To elect five directors of Guidant, each for a three-year term;

2.	To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year 2002; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 11, 2002 are entitled to notice of and to vote at the Annual Meeting. If you plan to attend the meeting, please complete the enclosed Request for Admittance Card and return it to Guidant. We then will mail you an Admittance Card, directions to the meeting and parking information.

By order of the Board of Directors,

Debra F. Minott
Vice President, General Counsel
and Secretary

March 21, 2002

Indianapolis, Indiana

Your vote is important. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please (1) date, sign and promptly mail the enclosed proxy card in the return envelope provided; (2) call the toll-free number listed on the proxy card; or (3) vote via the Internet as indicated on the proxy card.

GUIDANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 20, 2002

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Guidant Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, May 20, 2002, and at any adjournment of the meeting. This Proxy Statement, a proxy card and Guidant’s Annual Report to Shareholders are being mailed on or about March 21, 2002.

QUESTIONS AND ANSWERS

What am I voting on?

•	Election of five directors (J.B. King, Susan B. King, J. Kevin Moore, Ruedi E. Wäger, Ph.D., and August M. Watanabe, M.D.); and

•	Ratification of Ernst & Young LLP as Guidant’s independent auditors for the year 2002.

Who is entitled to vote?

Shareholders as of the close of business on March 11, 2002, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. You are entitled to one vote for each common share you own on the record date. As of March 11, 2002, there were 305,714,449 common shares outstanding.

How do I vote?

If you hold your shares as a shareholder of record, you can vote in person at the Annual Meeting or you can vote by Internet, telephone or mail. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for Internet, telephone and mail voting. Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

How does the Board recommend I vote on the proposals?

The Board recommends you vote your shares FOR the election of each nominee for director and FOR ratification of the appointment of the independent auditors.

Can I revoke my proxy card?

You can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice before the meeting to Guidant’s Secretary stating that you are revoking your proxy card; or

•	Attending the Annual Meeting and voting your shares in person.

Unless you decide to vote your shares in person, you should revoke your proxy card in the same way you initially submitted it— that is, by Internet, telephone or mail.

How do I sign the proxy card?

Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor. If the shares are held in joint ownership, both owners must sign.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How many votes are needed for approval of each item?

The proposals have different vote requirements. Directors will be elected by a plurality of the votes cast by the shareholders at the Annual Meeting, which means that the five nominees receiving the most votes will be elected directors. In an uncontested election for directors, the plurality requirement is not a factor. We will vote proxy cards for the five management nominees unless the proxy cards contain instructions to the contrary. Abstentions, broker non-votes and instructions on proxy cards to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

The proposal to ratify the selection of the auditors will be approved if the votes cast for ratification exceed those cast against ratification. Abstentions and broker non-votes will not be counted either for or against ratification.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy card that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

Who can attend the Annual Meeting?

If you are a shareholder of record on March 11, 2002, you can attend the meeting. However, you must have an Admittance Card. To obtain an Admittance Card, return the enclosed Request for Admittance Card.

ITEM 1: ELECTION OF DIRECTORS

Board Structure and Elections

      Under Guidant’s Amended Articles of Incorporation, the Board is divided into three classes for the purpose of election of directors. One class, which is approximately one-third of the directors, is elected at each annual meeting of shareholders to serve a three-year term. At the 2002 Annual Meeting, five directors will be elected for three-year terms expiring in 2005. The remaining directors are not up for election this year and will continue in office.

      The shareholders are requested to vote for five nominees for director: J.B. King, Susan B. King, J. Kevin Moore, Ruedi E. Wäger, Ph.D., and August M. Watanabe, M.D. The Board elected Dr. Watanabe to serve during 2001. Also during 2001, Kim B. Clark, Ph.D., resigned from the Board. Each of the nominees has consented to serve again.

      If any nominee for director is unable to serve or for good cause will not serve, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. If the Board designates a substitute, shares represented by proxies may be voted for the substitute director.

      The Board of Directors recommends that the shareholders vote FOR electing the nominees.

Director Biographies

Nominees for director for three-year terms ending 2005

J.B. King
Mr. King acts as counsel to the law firm of Baker & Daniels, which provides legal services to Guidant. Mr. King retired as Vice President and General Counsel of Guidant in 2000. He previously was Vice President and General Counsel for Eli Lilly and Company (pharmaceuticals), a position he held from 1987 until he retired in 1995. Before joining Lilly, Mr. King was a partner and chairman of the management committee of Baker & Daniels. Mr. King is a director of the Indiana Legal Foundation and the James Whitcomb Riley Memorial Association. Age: 72*; Director from 1994.

Susan B. King
Ms. King is the Chairman of The Leadership Initiative, a support corporation of Duke University. Ms. King was the Leader in Residence and Chair of the Board of Advisors for the Hart Leadership Program at Duke University from 1995 through 1999. Prior to assuming this position, she served as Senior Vice President, Corporate Affairs, for Corning Incorporated from 1992 to 1995. Ms. King served as President of its Steuben Glass Division from 1987 to 1992. She joined Corning in 1982. She also served as Chair of the U.S. Consumer Product Safety Commission from 1978 to 1981. Ms. King is a director of The Coca-Cola Company. She is also a trustee for the Eurasia Foundation, the National Public Radio Foundation and Duke University. Age: 61; Director from 1996.

* The Board has approved an exception to its Corporate Governance Guidelines to allow Mr. King to stand for election after his 72nd birthday.

Nominees for director for three-year terms ending 2005

J. Kevin Moore
Mr. Moore is the Strategic Planning Officer for Advanced Medical Productions (medical and science films and videos). Mr. Moore served as Senior Vice President and Chief Operating Officer of the Carolinas Medical Center through November 2000, and first held the position of Vice President in 1997. Previously, Mr. Moore was Associate Chief Operating Officer for Duke University Medical Center from 1994 to 1997. He served as Assistant Director, Surgical Private Diagnostic Clinics, and Adjunct Associate Professor, Graduate School of Health Administration, from 1989 to 1994. Mr. Moore served as Assistant Director for Duke Hospital from 1988 to 1989 and as Director of Management Services, Medical Center Administration, and Adjunct Assistant Professor, Graduate School of Health Administration, from 1984 to 1988. Mr. Moore is a director of the American Red Cross Regional Chapter. Age: 47; Director from 1995.

Ruedi E. Wäger, Ph.D.
Dr. Wäger is President and Chief Executive Officer of Aventis Behring LLC (blood plasma and therapeutic proteins), a position he has held since February 1998, and is a member of its board of directors. Prior to assuming this position, he was President and Chief Executive Officer of ZLB Central Laboratory Blood Transfusion Service SRC (plasma fractionation) from 1994. He served as Senior Vice President for Sandoz Pharma Ltd. from 1989 to 1994. From 1993 to 1994, Dr. Wäger served as Head of Corporate Project Management and member of the Executive Committee for Sandoz. From 1989 to 1993, he served as Head of Worldwide Marketing and as a member of the Executive Committee. Dr. Wäger joined Sandoz in 1973. He is Chairman of the supervisory board of Pharmaserv GmbH. Mr. Wäger is also a member of the board of trustees of Springside School, Philadelphia. Age: 58; Director from 1995.
August M. Watanabe, M.D.
Dr. Watanabe is the Executive Vice President, Science and Technology, of Eli Lilly and Company. He is a director of Lilly and a member of its Corporate Policy Committee. Prior to joining Lilly in 1990 as a Vice President of Lilly Research Laboratories, Dr. Watanabe had been a full-time faculty member (from 1971 to 1990) of the Department of Medicine of Indiana University School of Medicine. From 1983 to 1990, he was Professor and Chairman of the Department of Medicine. He is a director of the Indiana University Foundation, the Regenstrief Foundation, the Indiana State Symphony Society, the Park-Tudor Foundation and Christel House and is a member of the board of governors of the Riley Memorial Association. Age: 60; Director from 2001.

Directors continuing in office until 2003

James M. Cornelius
Mr. Cornelius serves as non-executive Chairman of Guidant’s Board of Directors. Previously, he served as executive Chairman of Guidant from 1995 until his retirement as an employee in August 2000. He completed a 28-year career at Eli Lilly and Company in 1995, where he served as Vice President of Finance and Chief Financial Officer from 1983 and was a member of the board of directors. Mr. Cornelius is a director of Chubb Corporation, Given Imaging Ltd., Hughes Electronics Corporation and The National Bank of Indianapolis Corporation. Mr. Cornelius also serves as Treasurer of the board of governors of the Indianapolis Museum of Art and is a member of the board of trustees of DePauw University. Age: 58; Director from 1994.

Michael Grobstein
Mr. Grobstein served as a Vice Chairman of Ernst & Young LLP from 1984 until 1993, and as a Vice Chairman of Ernst & Young International from 1993 until his retirement in 1998. He joined Ernst & Young in 1964 and was admitted to partnership in 1975. Mr. Grobstein is a director of Given Imaging Ltd., a trustee of the Central Park Conservancy and the Chairman of the Coro New York Leadership Center. Age: 59; Director from 1999.

Mark Novitch, M.D.
Dr. Novitch retired as Vice Chairman of the Board and Chief Compliance Officer of The Upjohn Company (pharmaceuticals) in December 1993. He served as Professor of Health Care Services at the George Washington University Medical Center from 1994 to 1997 and as Adjunct Professor from 1997 to 2001. Prior to joining Upjohn in 1985, Dr. Novitch was Deputy Commissioner of the federal Food and Drug Administration from 1981 until 1985. He served as Acting Commissioner of the FDA from 1983 to 1984. Dr. Novitch is a director of Alteon, Inc., Calypte Biomedical, Inc., Kos Pharmaceuticals, Inc. and Neurogen Corporation. Age: 69; Director from 1995.

Eugene L. Step
Mr. Step served as a director, Executive Vice President, President of the Pharmaceutical Division and member of the Executive Committee of Eli Lilly and Company until his retirement in 1992. He joined Lilly in 1956. Mr. Step is a director of Cell Genesys, Inc., Ceregene, Inc. and Scios, Inc. Age: 73; Director from 1995.

Directors continuing in office until 2004

Maurice A. Cox, Jr.
Mr. Cox is President and Chief Executive Officer of The Ohio Partners, LLC (venture capital), a position he has held since July 1995. Previously, he served as President and Chief Executive Officer of CompuServe Incorporated from 1990 to June 1995. Mr. Cox joined CompuServe in 1979 and served as Vice President, Product Management, and as Executive Vice President of CompuServe’s Information Services Division. Age: 51; Director from 1995.

Nancy-Ann Min DeParle
Ms. DeParle is a Senior Advisor, J.P. Morgan Partners, LLC, and an Adjunct Professor, The Wharton School, University of Pennsylvania. Previously, she served as the Administrator of the Health Care Financing Administration (now the Centers for Medicare and Medicaid Services) from November 1997 to September 2000. Before becoming Administrator of HCFA, Ms. DeParle was the Associate Director for Health & Personnel at the White House Office of Management and Budget from 1993 to 1997 and served as Commissioner of the Tennessee Department of Human Services from 1987 to 1989. She also has worked as a lawyer in private practice in Nashville, Tennessee, and Washington, D.C. Ms. DeParle is a director of Cerner Corporation, DaVita Inc., Specialty Laboratories, Inc. and Triad Hospitals, Inc. Age: 45; Director from 2001.

Ronald W. Dollens
Mr. Dollens is President and Chief Executive Officer of Guidant. Previously, he served as President of Eli Lilly and Company’s Medical Devices and Diagnostics (MDD) Division from 1991 until 1995. Mr. Dollens served as Vice President of Lilly’s MDD Division and Chairman of Guidant’s subsidiary, Advanced Cardiovascular Systems, Inc. (ACS), from 1990 to 1991. He also held the position of President and Chief Executive Officer of ACS. Mr. Dollens joined Lilly in 1972. Mr. Dollens currently serves on the boards of Beckman Coulter Corporation, Kinetic Concepts, Inc., SyneCor, LLC, the Eiteljorg Museum, Butler University, the Advanced Medical Technology Association, St. Vincent Hospital Foundation, the Indiana Health Industry Forum, the Healthcare Leadership Council, and the Alliance for Aging Research. Additionally, Mr. Dollens has been appointed by U.S. Health and Human Services Secretary Tommy G. Thompson to serve on the newly created Advisory Committee on Regulatory Reform. Age: 55; Director from 1994.

Enrique C. Falla
Mr. Falla is President of Falla, Smith & Associates, Inc. (business and financial consulting). He served as a Senior Consultant for The Dow Chemical Company from 1997 to 2000. Previously, he was an Executive Vice President from 1991 to 1997 and also served as Chief Financial Officer of Dow. He joined Dow in 1967. Mr. Falla is a member of the board of trustees of the University of Miami. Age: 62; Director from 1995.

The Board and Its Committees

      During 2001, the Board of Directors of Guidant held seven meetings. No director attended less than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served.

      Guidant’s Board currently has five committees, the principal functions and composition of which are described below.

      Science and Technology Strategy Committee: This committee reviews Guidant’s long-range plans for technology and clinical research activity. It also reviews Guidant’s strategy related to access to and reimbursement of new therapies.

Members: Directors Watanabe (Chair), DeParle, J.B. King, Novitch and Wäger
Number of Meetings in 2001: 2

      Compliance Committee: This committee reviews Guidant’s regulatory compliance and internal control procedures. It also oversees compliance with Guidant’s Code of Business Conduct.

Members: Directors Novitch (Chair), Dollens, Grobstein, S. King and Wäger
Number of Meetings in 2001: 3

      Audit Committee: This committee’s functions are described in its committee report on page 21.

Members: Directors Grobstein (Chair), Cox, Falla and Moore
Number of Meetings in 2001: 4

      Management Development and Compensation Committee: This committee’s functions are described in its committee report on page 18.

Members: Directors Falla (Chair), S. King, Step and Watanabe
Number of Meetings in 2001: 3

      Corporate Governance Committee: This committee provides recommendations for the size and composition of the Board and proposes director candidates. It also oversees matters of corporate governance.

Members: Directors Cox (Chair), Cornelius, J.B. King, Moore and Step
Number of Meetings in 2001: 1

      The Corporate Governance Committee will consider director candidates recommended by shareholders. A candidate must be highly qualified and be willing and expressly interested in serving on the Board. A shareholder who wishes to recommend a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Guidant’s Secretary.

Director Compensation

      Directors who are employees of Guidant do not receive additional compensation for serving on the Board or its committees. Directors who are not employees of Guidant receive compensation for Board service. The current arrangements are as follows:

Annual Retainer:	Restricted stock worth $25,000 and a stock option to purchase 7,500 shares for all members except the non-executive Chairman, who receives $360,000 and a stock option to purchase 15,000 shares

Attendance Fees:	$3,000 for each Board meeting and for each committee meeting if not held in conjunction with a Board meeting

Committee Chairman Retainer:	$12,500 annually for the Audit Committee, $7,500 annually for all others

Director Educational Matching Funds Program:	Maximum of $5,000 annually provided as a match to a director’s contributions to qualified educational institutions

      The options granted as part of the annual retainer have an exercise price set at the fair market value on the date of the grant, have a ten-year term and vest at the next annual meeting following the grant. The restrictions on the restricted stock terminate at the next annual meeting of shareholders following the grant. The grants are made on the date of each annual meeting of shareholders pursuant to the terms of the 1996 Non-Employee Director Stock Option Plan.

      In addition to the standard arrangements for 2001, each non-employee director received an option to purchase 3,000 shares under a special grant effective July 20, 2001— the same date as a special grant to all eligible Guidant employees. The director grant vests on the date of the 2002 Annual Meeting and is otherwise subject to the standard terms described above.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors for Guidant for the year 2002. The Board is submitting this appointment to the shareholders for ratification. Ernst & Young served as the independent auditors for Guidant in 2001. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

      The Board of Directors recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2002.

COMMON STOCK OWNERSHIP

Directors’ and Executive Officers’ Ownership of Guidant Common Stock

Name of Individuals or Identity of Group(1)	Shares Owned Beneficially(2)

Keith E. Brauer	746,601
John M. Capek, Ph.D.	272,339
James M. Cornelius	2,280,452
Maurice A. Cox, Jr.	30,000
Nancy-Ann Min DeParle	100
Ronald W. Dollens	1,859,485
Enrique C. Falla	38,749
A. Jay Graf	689,365
Ginger L. Graham	560,587
Michael Grobstein	11,950
J.B. King	813,436
Susan B. King	38,409
R. Frederick McCoy, Jr.	376,903
J. Kevin Moore	26,405
Mark Novitch, M.D.	47,579
Eugene L. Step	38,406
Ruedi E. Wäger, Ph.D.	36,585
August M. Watanabe, M.D.	7,170
All directors and executive officers as a group (27 people)	9,230,169

(1)	Beneficial ownership is as of February 1, 2002. Each person listed owned less than 1% of the outstanding common shares of Guidant. All directors and executive officers as a group owned 3.0%.

(2)	Unless otherwise indicated below, each person listed in the table possessed sole voting and investment power with respect to the shares. The shares shown include:

(a)	the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 1, 2002: Mr. Brauer, 608,860; Dr. Capek, 115,400; Mr. Cornelius, 1,330,000; Mr. Cox, 18,000; Mr. Dollens, 1,303,404; Mr. Falla, 28,000; Mr. Graf, 568,720; Ms. Graham, 467,028; Mr. Grobstein, 10,000; Mr. King, 689,944; Ms. King, 28,000; Mr. McCoy, 313,000; Mr. Moore, 16,000; Dr. Novitch, 34,000; Mr. Step, 28,000; Dr. Wäger, 12,000; and all directors and executive officers as a group, 6,235,242;

(b)	the following shares (as to which the holders possess voting but not investment power) credited to the accounts of Named Executive Officers under The Guidant Employee Savings and Stock Ownership Plan (the “ESSOP”) as of December 31, 2001: Mr. Brauer, 48,573; Dr. Capek, 8,963; Mr. Dollens, 52,418; Mr. Graf, 40,237; Ms. Graham, 20,829; and Mr. McCoy, 21,934;

(c)	the following restricted shares (as to which the holders possess voting but not investment power), which vest approximately one-half on each of January 15, 2003 and 2004: Mr. Brauer, 13,334; Mr. Cornelius, 33,334; Mr. Dollens, 26,667; Mr. Graf, 13,334; Ms. Graham, 13,334; and Mr. King, 13,334; and

(d)	the following shares, as to which beneficial ownership is shared and/or disclaimed: Dr. Capek, 1,832 shares held as custodian for his children; Mr. Cornelius, 87,308 shares owned by the Cornelius Family Foundation, Inc.; Mr. King, 28,000 shares owned by his wife; Dr. Novitch, 798 shares owned by his daughter; and Mr. McCoy, 1,200 shares owned by his children and 4,149 shares owned by his wife, including her ESSOP shares.

Principal Holders of Guidant Common Stock

      To Guidant’s knowledge, the following were the only beneficial owners of 5% or more of the outstanding common shares of Guidant as of December 31, 2001:

Name and Address	Number of Shares	Percent

FMR Corp.(1)	31,619,422	10.4%
82 Devonshire Street Boston, Massachusetts 02109

Capital Group International, Inc. (CGI)(2)	15,258,560	5.0%
11100 Santa Monica Boulevard Los Angeles, California 90025

(1)	FMR’s information is derived from its Schedule 13G filing with the SEC. Of the total shares reported, Fidelity Management & Research Company beneficially owned 28,490,134 shares; Fidelity Management Trust Company beneficially owned 1,747,975 shares; Fidelity International Limited beneficially owned 1,379,869 shares; and Strategic Advisers, Inc. beneficially owned 1,444 shares. Also included as reporting persons on the filing are Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR.

(2)	CGI’s information is derived from its Schedule 13G filing with the SEC. Subsidiaries of CGI provide investment advisory and management services for their clients and hold investment and, in some cases, voting power over the securities reported. CGI itself does not have voting or investment power but may be deemed to beneficially own the securities.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under SEC rules, Guidant’s directors and executive officers are required to file reports of holdings and changes in beneficial ownership of Guidant’s shares. Based upon Guidant’s records and other information, Guidant believes that during 2001, all such reports were filed on a timely basis, except the Form 5 filing covering 2001 for Mark Harrold, an executive officer of the Company, reflected 211 shares owned by his wife, which were not reported at the time his Form 3 was filed at the beginning of 2001.

Performance Graph

      The following performance graph compares the cumulative total shareholder return on Guidant’s common shares with Standard & Poor’s 500 Stock Index and Standard & Poor’s Health Care (Medical Products and Supplies) Index for the period beginning on December 31, 1996 and ending on December 31, 2001. The graph is constructed on the assumption that $100 was invested on December 31, 1996 in shares of Guidant common stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s Health Care Index with all dividends reinvested.

Five-Year Cumulative Shareholder Return

	Base
	Period
	1996	1997	1998	1999	2000	2001

Guidant	100	218.68	386.69	330.45	379.22	350.13
S&P 500 Index	100	133.36	171.48	207.56	188.66	166.24
S&P Health Care	100	124.67	179.70	166.45	240.09	227.92

EXECUTIVE COMPENSATION

      The following tables provide compensation information for Guidant’s Chief Executive Officer and for each of the five next most highly compensated executive officers (the “Named Executive Officers”).

Compensation Tables

Summary Compensation Table

		Annual Compensation

				Other Annual
Name and Principal Position	Year	Salary	Bonus(2)	Compensation

Ronald W. Dollens	2001	$600,000	$6,600	$10,000
President and Chief	2000	550,008	506,000	10,000
Executive Officer	1999	475,008	456,000	10,454
A. Jay Graf	2001	395,004	2,750	10,000
Group Chairman,	2000	376,057	207,000	15,785
Office of the President	1999	327,000	144,000	11,687
Ginger L. Graham	2001	395,004	2,750	10,000
Group Chairman,	2000	357,780	207,000	17,617
Office of the President	1999	297,312	144,000	40,896
Keith E. Brauer	2001	315,000	1,650	10,000
Vice President, Finance and	2000	296,293	124,200	10,000
Chief Financial Officer	1999	282,180	129,600	10,226
John M. Capek, Ph.D.	2001	260,004	1,650	682,910	(6)
President, Vascular	2000	227,812	77,472	945,439	(6)
Intervention	1999	187,706	92,961	933,033	(6)
R. Frederick McCoy, Jr.	2001	260,004	1,650	397,545	(6)
President, Cardiac Rhythm	2000	242,880	105,800	493,203	(6)
Management	1999	211,200	91,200	444,286	(6)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation(1)

		Number of
		Securities
		Underlying
	Restricted	Options	All Other
Name and Principal Position	Stock Awards(3)	Granted(4)	Compensation(5)

Ronald W. Dollens	$0	600,000	$48,000
President and Chief	0	300,000	44,001
Executive Officer	2,190,000	130,000	38,001
A. Jay Graf	0	300,000	31,600
Group Chairman,	0	150,000	30,084
Office of the President	1,095,000	60,000	27,523
Ginger L. Graham	0	300,000	31,600
Group Chairman,	0	150,000	28,622
Office of the President	1,095,000	60,000	23,785
Keith E. Brauer	0	250,000	25,200
Vice President, Finance and	0	125,000	23,703
Chief Financial Officer	1,095,000	60,000	22,574
John M. Capek, Ph.D.	0	220,000	20,800
President, Vascular	0	100,000	18,225
Intervention	0	35,000	15,016
R. Frederick McCoy, Jr.	0	220,000	20,800
President, Cardiac Rhythm	0	110,000	19,430
Management	0	100,000	16,896

(1)	No long-term incentive plan payouts were made and no stock appreciation rights were granted.

(2)	Represents amounts awarded in cash under the Guidant Corporation Economic Value Added (EVA®) Bonus Plan (the “EVA® Bonus Plan”). EVA® is a registered trademark of Stern Stewart & Co.

(3)	Messrs. Dollens, Graf and Brauer and Ms. Graham each received an award of restricted shares in January 1999. The dollar value of the shares is based upon the closing market price of Guidant’s shares on the date of grant. The number of restricted shares held by the Named Executive Officers at 12/31/01 and the value of them on that date (based upon a closing stock price of $49.80 per share) are as follows: Mr. Dollens, 40,000 shares, $1,992,000; and each of Messrs. Graf and Brauer and Ms. Graham, 20,000 shares, $996,000.

(4)	Options to acquire Guidant common stock.

(5)	Contributions by Guidant to the executive’s account in the ESSOP and Excess Savings Plan.

(6)	Primarily allowances paid for service outside the United States, consisting primarily of tax equalization payments, and relocation allowances.

Option Shares Granted in 2001

Individual Grants(1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees	Base Price	Expiration	Present
Name	Granted	in Year	Per Share(2)	Date	Values(3)

Ronald W. Dollens	300,000	1.48%	$47.41	1/14/11	$5,169,000
	300,000	1.48%	31.09	7/20/11	3,249,000
A. Jay Graf	150,000	0.74%	47.41	1/14/11	2,584,500
	150,000	0.74%	31.09	7/20/11	1,624,500
Ginger L. Graham	150,000	0.74%	47.41	1/14/11	2,584,500
	150,000	0.74%	31.09	7/20/11	1,624,500
Keith E. Brauer	125,000	0.62%	47.41	1/14/11	2,153,750
	125,000	0.62%	31.09	7/20/11	1,353,750
John M. Capek, Ph.D.	110,000	0.54%	47.41	1/14/11	1,895,300
	110,000	0.54%	31.09	7/20/11	1,191,300
R. Frederick McCoy, Jr.	110,000	0.54%	47.41	1/14/11	1,895,300
	110,000	0.54%	31.09	7/20/11	1,191,300

(1)	Stock appreciation rights were not granted during 2001.

(2)	Represents the fair market value of Guidant’s shares on the date of grant. All of the options will become exercisable in full three years from the grant dates of 1/15/01 for options with a strike price of $47.41 and 7/20/01 for options with a strike price of $31.09.

(3)	Per SEC regulations, these values were established using the Black-Scholes stock option valuation model. The value ultimately realized, if any, will depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise.

     Assumptions used to calculate the Grant Date Present Values of these option shares include:

(a)	Expected Volatility— The average variance in the percent change in monthly closing stock price as follows: for the January grant, 40.4% for June 1998 through September 2000; for the July grant, 39.8% for January 1999 to April 2001.

(b)	Risk Free Rate of Return— The assumed rate for a U.S. Treasury obligation having a term of 7 years during the month of grant based on the actual 5- and 10-year U.S. Treasury rates as published in the Federal Reserve Statistical Release, which was 5.98% for the January grant and 5.11% for the July grant.

(c)	Time of Exercise— The expected average actual option term, which was 7 years.

(d)	Turnover— The expected turnover rate for executives who receive stock options, which is 10%.

Aggregated Option Shares Exercised in 2001

and 2001 Year-End Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options
	Shares		Options at Year End		at Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald W. Dollens	232,416	$8,570,340	1,173,404	1,030,000	$35,573,843	$6,330,000
A. Jay Graf	0	0	508,720	510,000	14,517,526	3,165,000
Ginger L. Graham	30,000	685,821	407,028	510,000	10,280,018	3,165,000
Keith E. Brauer	40,000	1,694,744	548,860	435,000	16,200,396	2,637,500
John M. Capek, Ph.D.	142,536	3,790,453	108,400	366,600	1,670,344	2,718,698
R. Frederick McCoy, Jr.	0	0	213,000	430,000	4,187,655	2,321,000

(1)	No stock appreciation rights were outstanding during 2001. Represents the amount by which the market price of Guidant’s shares exceeded the exercise prices of unexercised options on December 31, 2001.

Retirement Plans

Pension Plan Table

Average Annual Earnings	Estimated Annual
(Highest 5 of Last 10 Years)	Benefit(1)

$ 375,000	$177,947
525,000	251,678
675,000	325,409
825,000	399,140
975,000	472,871
1,125,000	546,602
1,275,000	620,333
1,425,000	694,064
1,575,000	767,795
1,725,000	841,526
1,875,000	915,257

(1)	Assuming the executive officer is age 65 upon retirement, the estimated annual benefit will not vary with years of service.

     Certain executive officers of Guidant participate in one or both of two defined benefit pension plans that Guidant established: the Guidant Retirement Plan (the “Retirement Plan”) and the Guidant Excess Benefit Plan— Retirement (the “Excess Plan”). The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant’s years of service and average annual earnings through the date of Guidant’s split-off from Lilly in September 1995. The Excess Plan is a non-qualified plan that supplements the Retirement Plan to provide a total pension benefit based on the Lilly Retirement Plan benefit formula (but without proration for years of service less than 35) and the participant’s total years of service and average annual earnings with Guidant and Lilly. (This benefit is determined without regard to certain limitations applicable to tax-qualified benefits under the Internal Revenue Code.) Pension benefits earned under this formula are illustrated in the above Pension Plan Table. The enhanced benefit provided by the Excess Plan is offset by (a) any benefits payable to the participant under the Retirement Plan and the Lilly pension plans and (b) the portion of the participant’s benefits under The Guidant Employee Savings and Stock Ownership Plan (“ESSOP”) and The Guidant Excess Benefit Plan— Savings (“Excess Savings Plan”) attributable to Guidant’s Retirement ESOP contributions.

      The Named Executive Officers are entitled to receive retirement benefits under the Retirement Plan. Ms. Graham, Dr. Capek and Mr. McCoy have frozen benefits under the Retirement Plan based on their earnings and years of service with Guidant and Lilly prior to September 25, 1995. Their expected annual benefits, expressed as life annuities beginning at age 65, are as follows: Ms. Graham, $41,831; Dr. Capek, $16,443; and Mr. McCoy, $35,189.

      Messrs. Dollens, Graf and Brauer are entitled to receive retirement benefits under both the Retirement Plan and the Excess Plan. The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary and Bonus as set forth in the Summary Compensation Table) assuming retirement at age 65 with a 50% survivor income benefit. (The Excess Plan provides Messrs. Dollens, Graf, and Brauer with a subsidized 100% survivor annuity.) As noted above, however, the amounts payable to the retired employee under the Excess Plan are reduced for benefits attributable to Guidant Retirement ESOP contributions to the ESSOP and the Excess Savings Plan and amounts payable under the Retirement Plan and Lilly pension plans. The amounts shown in the table are not subject to reduction for Social Security benefits.

Change-in-Control Severance Pay Plan

      Guidant has adopted a change-in-control severance pay program covering most employees of Guidant and its subsidiaries, including Guidant’s executive officers. In general, the program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change in control. A “change in control” would occur if 20% or more of Guidant’s voting stock were acquired by an entity other than Guidant, a subsidiary, or an employee benefit plan of Guidant. There are additional conditions that could result in a change in control. The program is not subject to amendment by the Board, whether prior to or following a change in control, in any manner adverse to a participant without his or her prior written consent.

      Under the portion of the program covering the Named Executive Officers, each is entitled to severance payments and benefits in the event that his or her employment is terminated following a change in control (a) without “cause” by Guidant; (b) for “good reason” by the executive officer, each as defined in the program; or (c) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation and bonuses. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Code as a result of the aggregate compensation payments and benefits made to the individual, under the program or otherwise in connection with a change in control, Guidant is obligated to make whole the individual with respect to such excise tax.

Transaction with Executive Officer

      During 2001, the Company had outstanding down payment assistance loans to Dr. Capek. The interest-free loans were extended to assist Dr. Capek with his relocation from Germany to California. The maximum outstanding balance during 2001 was $1.5 million. As of February 1, 2002, the remaining outstanding balance was $455,000, which will be repaid through Dr. Capek’s annual corporate bonus until the loan is repaid.

Management Development and Compensation Committee Report

      The Management Development and Compensation Committee of Guidant consists of four independent directors. The Committee reviews Guidant’s compensation policies, establishes executive officer compensation and administers Guidant’s stock plans.

     A. Executive Compensation Policy

      Guidant’s executive compensation policy is based on principles that guide Guidant in all its compensation programs. The programs must attract, retain and motivate highly talented individuals, while remaining cost-effective and fair. Guidant’s compensation programs share the following characteristics:

•	Compensation of Guidant’s employees is based on job responsibility, individual performance and Guidant’s performance. Members of senior management have a greater portion of their pay based on Guidant’s performance than other employees.

•	Compensation also reflects the value of the job in the marketplace. To retain Guidant’s highly skilled work force, Guidant competes with similar employers for talent.

•	Compensation must foster the long-term focus required for success in a highly competitive, innovation-based industry.

The compensation programs’ annual and long-term elements provide executives strong incentives to maximize Company performance and therefore enhance shareholder value.

      In establishing total compensation ranges, the Committee considers such measures as sales, net income, stock price appreciation, product market shares and total market value. These measures help the Committee assess overall performance and prospects for Guidant. In evaluating these measures, the

Committee did not assign relative weights or rankings to each factor. Rather, the Committee made a subjective determination based on the collective factors.

      In 2001, the Committee compared Guidant’s total compensation package with those of global medical device companies of comparable size and stature to Guidant. The Committee used data from this peer group primarily as a benchmark to ensure that Guidant’s total compensation remained strongly competitive as compared to industry peers across Guidant’s various tiers of management. The Committee exercised its discretion within its guidelines, generally preferring a heavier-than-average weighting of compensation toward at-risk cash bonus compensation and equity compensation.

     B. Elements of Compensation

      Annual Compensation. In 2001, annual cash compensation for Guidant’s executive officers consisted of two components — base salary and a cash bonus. Individual base salary increases are determined primarily by individual performance and comparison to marketplace data. Assessment of an individual’s performance includes consideration of a person’s impact on financial performance, as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of Guidant’s products, services and operations. Cash bonuses are connected to economic value added milestones under the EVA Bonus Plan. Economic value is created when Guidant’s operating profit after tax exceeds the cost of the capital employed in the business. For 2001, bonuses varied with the amount by which after-tax operating profit exceeded the cost of capital as measured against targets set at the beginning of the year, with such adjustments (for example for non-recurring matters) as the Committee thought warranted.

      Long-Term Incentives. In 2001, stock options were used to provide long-term incentives to employees. In January 2001, approximately 7,800 employees of Guidant received stock option awards, consistent with prior grants. Additionally, in July 2001, after the Company faced challenges relating to the regulatory approval of a new product, the Board approved a grant of options to essentially all eligible employees. This grant helped emphasize the long-term focus necessary for continued success in the innovation-based medical device business. As intended at the time of the July grant, the Committee did not provide the customary annual grant in January 2002.

      Guidant’s options, granted at the market price on the date of grant with terms not to exceed 10 years, ensure that management and other employees and consultants are oriented toward growth over the long term. In addition, the options create an incentive to remain with Guidant for the long term because they carry a vesting period and, if not exercised, are forfeited if the employee leaves Guidant before retirement. Options granted during 2001 to the executive officers of Guidant vest after a three-year period.

      For grants to management-level employees, the size of the grants was based on the recipient’s level of responsibility and performance. The Committee also considered the size of previous option grants made to individuals and internal relativity.

      Deductibility Cap on Executive Compensation. Federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. “Performance-based compensation,” as defined in the tax law, is not subject to the deductibility limitation. Guidant believes that its option awards qualify for deductibility. The Committee decided, however, to not qualify the annual EVA Bonus Plan as “performance-based compensation” at this time, since to do so would have limited the Committee’s flexibility in the administration of the plan. During 2001, the deductibility cap did not have a material impact on Guidant.

     C. Compensation of the Chief Executive Officer

      In 2001, the compensation of Ronald W. Dollens, President and Chief Executive Officer, consisted of the same components as for other senior executives — base salary, bonus and stock options.

      In considering Mr. Dollens’ 2001 total cash compensation, the Committee considered the Company’s 2000 growth in sales as well as net income and earnings per share, excluding special charges. The Committee determined that an increase of $50,000 to Mr. Dollens’ base salary would allow his cash compensation to be within the middle range relative to persons in similar positions in Guidant’s peer group.

      For 2001, Mr. Dollens earned $6,600 as a bonus, based on Guidant’s performance relative to its EVA-based goals.

      In January 2001, the Committee granted Mr. Dollens options to purchase 300,000 shares of Guidant common stock — the same number as provided for 2000. In July 2001, Mr. Dollens received an additional award of the same size in connection with the special grant to all employees described above. As intended at the time of the July grant, Mr. Dollens did not receive the customary annual grant in January 2002.

Submitted by the

Management Development and Compensation Committee
of the Board of Directors

Enrique C. Falla, Chair

Susan B. King	Eugene L. Step	August M. Watanabe, M.D.

AUDIT MATTERS

Audit Committee Report

      The Audit Committee oversees Guidant’s financial reporting process and its internal controls on behalf of the Board of Directors. In this context, the Committee has

•	reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements;

•	discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, the matters required to be discussed under Statement on Auditing Standards 61;

•	received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young its independence; and

•	considered whether Ernst & Young’s provision of services beyond the review of the Company’s quarterly and the audit of the Company’s annual financial statements is compatible with maintaining such auditor’s independence.

      Based on the reviews and discussions described above, the Committee recommended to the Board that the audited financial statements for the year ended December 31, 2001 be included in the Annual Report on Form 10-K to be filed with the SEC.

      The Committee also recommended the selection of Ernst & Young as Guidant’s independent auditors for the year 2002. As a matter of policy, Guidant does not engage its independent auditors to provide financial information systems design and implementation consulting services or internal audit outsourcing.

      Each member of the Committee is an independent director as defined in the rules of the New York Stock Exchange. The Board has approved the Committee’s charter, which was attached to last year’s proxy statement and also is available from the Company’s Secretary.

Submitted by the Audit Committee

of the Board of Directors

Michael Grobstein, Chair

Maurice A. Cox, Jr.               Enrique C. Falla               J. Kevin Moore

Ernst & Young Fees

      For 2001, fees for services provided by Ernst & Young were as follows:

Audit fees	$1,120,000
Financial information systems design and implementation fees	0
All other fees:
Expatriate tax services and tax planning	1,685,000
Internal audit services	0
Other audit-related services	196,000

$3,001,000

OTHER MATTERS

      As of the date of this Proxy Statement, the management of Guidant has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy card confers discretionary authority with respect to those matters, and the persons named in the accompanying proxy card intend to vote that proxy to the extent entitled in accordance with their best judgment.

      If you wish to nominate a candidate for director or propose other business for the 2003 Annual Meeting, Guidant’s Secretary must receive your written notice no later than February 19, 2003. The notice must provide additional information as described in the Company’s By-laws. You may request a copy of the By-Laws at the address on the cover.

      If you would like your proposal to be considered for inclusion in next year’s Proxy Statement, the Secretary must receive your written proposal by November 21, 2002.

      Guidant will bear all expenses in connection with solicitation of proxies. Guidant will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares of Guidant. Guidant expects to solicit proxies primarily by mail, but directors, officers and other employees of Guidant may also solicit in person, by telephone or by mail. ADP has been retained to receive and tabulate proxies for the Annual Meeting.

Request for Admittance Card

Guidant Corporation
2002 Annual Meeting of Shareholders
Monday, May 20, 2002
1:30 p.m.

      The 2002 Annual Meeting of Shareholders of Guidant Corporation will be held on Monday, May 20, 2002 at 1:30 p.m. at the Indiana Historical Society in Indianapolis, Indiana.

      If you plan to attend the meeting, please complete and return the Request for Admittance Card attached below. An Admittance Card will be sent to you and will be required for admittance to the meeting. If you plan to attend the meeting, we encourage you to return this card by May 9, 2002, so that we can mail an Admittance Card to you in time for the meeting.

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Request for Admittance Card

Guidant Corporation

Annual Meeting of Shareholders
Monday, May 20, 2002, 1:30 p.m.
Indianapolis, Indiana

Please return this card only if you plan to attend the meeting. If you do not plan to attend, you only need to vote in advance of the meeting by using one of the three voting methods available. Even if you plan to attend the meeting, we encourage you to vote in advance of the meeting. You may vote (1) by returning the enclosed proxy card; (2) by telephone; or (3) by the Internet.

[   ]   I plan to attend the meeting.

Please type or print clearly:

Name

Street Address

City	State	Zip Code

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

BUSINESS REPLY MAIL

FIRST CLASS MAIL       PERMIT NO. 2669       INDIANAPOLIS IN
POSTAGE WILL BE PAID BY ADDRESSEE

GUIDANT CORPORATION 111 MONUMENT CIRCLE, 29th Floor INDIANAPOLIS IN 46204-5129

EQUISERVE TRUST COMPANY NA	VOTE BY INTERNET — www.proxyvote.com
ATTN: GUS JIMENEZ/CLIENT ADMINISTRATION 525 WASHINGTON BOULEVARD 9TH FL., SUITE 4690 JERSEY CITY, NJ 07310	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number that is located below to obtain your records and to create an electronic proxy card.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number that is located below and then follow the simple instructions the Vote Voice provides you.

Please sign exactly as name(s) appear above. Joint owners should each sign. When signing in a representative capacity, please give full title. Your signature serves as acknowledgement of receipt of the accompanying Notice and Proxy Statement.	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Guidant Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GUIDANT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GUIDANT CORPORATION

	The Board of Directors recommends a vote FOR each of the following:			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Directors
	Nominees:
	01. J.B. King	04.	Ruedi E. Wäger, Ph.D.
	02. Susan B. King	05.	August M. Watanabe, M.D.
	03. J. Kevin Moore

		For	Against	Abstain
2.	Ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for 2002.

3.	In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement.

If you would like us to change your address on our records, please check this box and indicate your new address in the space provided on the other side of this card.

If you plan to attend the meeting, please check this box and return the enclosed Request for Admittance Card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GUIDANT CORPORATION
2002 Annual Meeting of Shareholders

Date:	May 20, 2002

Time:	1:30 p.m. (Local Time)

Place:	Indiana Historical Society 450 West Ohio Street Indianapolis, Indiana 46204

PROXY	GUIDANT CORPORATION ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. M. Cornelius, R. W. Dollens and D. F. Minott, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the common shares of GUIDANT CORPORATION held in the name of the undersigned at the close of business on March 11, 2002 at the Annual Meeting of Shareholders to be held on May 20, 2002 at 1:30 p.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.

This Proxy may also reflect shares held by employees or former employees of Guidant Corporation in The Guidant Employee Savings and Stock Ownership Plan (“ESSOP”) or The Guidant Corporation Employee Stock Ownership Plan for Puerto Rico Affiliates (“ESOP”). With respect to those shares, if any, the undersigned hereby directs the trustee under the ESSOP or ESOP, as applicable, to vote the number of shares credited to the undersigned’s account as set forth on the reverse side.

If this proxy is properly executed and returned, the shares represented thereby will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Change of Address:

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.